SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ---------------

                                 SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)



                          Network Peripherals, Inc.
                               (Name of Issuer)



                   Common Stock, Par Value $.001 Per Share
                        (Title of Class of Securities)



                                  64121R100
                                (CUSIP Number)



                                 June 1, 2001
           (Date of Event Which Requires Filing of this Statement)
-----------------------------------------------------------------------------


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|_|  Rule 13d-1(b)

|X|  Rule 13d-1(c)

|_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No. 64121R100                                 13G Page  2  of  55  Pages
          ---------                                          ---    ----
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Walter Scheuer
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   141,850 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY                  691,650 shares*
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  141,850 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    950,350 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,092,200 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.50%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 141,850 shares.



CUSIP No. 64121R100                                 13G Page  3  of  55  Pages
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Marge Scheuer
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  |X|
                                                                 (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY                  118,700 shares*
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    118,700 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               118,700 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.92%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                                 13G Page  4  of  55  Pages
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                               Wayne S. Reisner
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  |X|
                                                               (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   30,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY                  485,050 shares*
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  30,000 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    485,050 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               515,050 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         4.01%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 30,000 shares.





CUSIP No. 64121R100                                 13G Page  5  of  55  Pages
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Judith Scheuer
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |X|
                                                              (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY                  83,700 shares*
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    83,700 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                83,700 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.65%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP No. 64121R100                                 13G Page  6  of  55  Pages
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------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Susan Scheuer
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY                  30,000 shares*
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    30,000 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                30,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.23%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP No. 64121R100                                 13G Page  7  of  55  Pages
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Hopewell Partners
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   159,900 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  159,900 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               159,900 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         1.24%
12       TYPE OF REPORTING PERSON
         PN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                                 13G Page  8  of  55  Pages
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         The Walter Scheuer 1993 Charitable Remainder Trust
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |X|
                                                              (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   167,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  167,000 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               167,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         1.30%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  9  of  55  Pages
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Trust FBO David Scheuer dated 12-11-51
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   10,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  10,000 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                10,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.08%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                                13G Page  10  of  55  Pages
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------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         David Scheuer 1993 Charitable Trust
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   5,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  5,000 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                5,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.04%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                                13G Page  11  of  55  Pages
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Trust FBO Jeffrey Scheuer dated 5-18-54
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   35,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  35,000 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                35,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.27%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  12  of  55  Pages
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Judith Scheuer 1993 Charitable Trust
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   12,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  12,000 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                12,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.09%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  13  of  55  Pages
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Susan Scheuer 1993 Charitable Trust
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   6,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  6,000 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                6,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.05%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                                 13G Page  14  of  55  Pages
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Trust FBO Jeremy Scheuer dated 4-20-88
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   22,900 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  22,900 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                22,900 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.18%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  15  of  55  Pages
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Trust FBO Winifred Scheuer dated 12-20-84
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   24,900 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  24,900 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                24,900 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.19%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  16  of  55  Pages
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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Trust FBO Daniella Eve Lipnick dated 10-09-90
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   23,400 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  23,400 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                23,400 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.18%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
*This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  17  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Trust FBO Abigail Lipnick dated 4-13-92
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   22,900 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  22,900 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                22,900 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.18%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  18  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Trust FBO Noah Lipnick
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   21,900 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  21,900 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                21,900 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.17%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  19  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Trust FBO Rachel Mellicker
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   21,900 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  21,900 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                21,900 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.17%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  20  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Trust FBO Samuel Mellicker
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   22,900 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  22,900 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                22,900 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.18%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  21  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Scheuer Grandchildren Trust
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   80,100 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  80,100 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                80,100 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.62%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  22  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         The Blue Ridge Foundation, Inc.
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   45,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  45,000 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                45,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.35%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  23  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         The Four Oaks Foundation, Inc.
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   45,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  45,000 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                45,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.35%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  24  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         The Lone Rock Foundation, Inc.
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   20,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  20,000 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                20,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.16%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  25  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Trust FBO Marcelle Halpern
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   15,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                  15,000 shares*
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                15,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.12%
12       TYPE OF REPORTING PERSON
         OO
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  26  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 Mark Nikiper
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   6,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY                  184,950 shares*
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    190,950 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               190,950 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         1.49%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 6,000 shares.





CUSIP No. 64121R100                                 13G Page  27  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 John Hinger
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   6,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    6,000 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                6,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.05%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP No. 64121R100                                 13G Page  28  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Elizabeth Newberry
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   4,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    4,000 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                4,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.03%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP No. 64121R100                                 13G Page  29  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Teri Daukshus
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   5,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    5,000 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                5,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.04%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  30  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                               Lisa Casablanca
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   5,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    5,000 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                5,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.04%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  31  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 Jennie Quock
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   3,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    3,000 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                3,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.02%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  32  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Michael Carey
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   5,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    3,000 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                5,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.04%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  33  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Joseph Cotton
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   500 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    500 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 500 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.004%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  34  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Tracey Bolden
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   500 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    500 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 500 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.004%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  35  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Angela Dobler
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   500 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    500 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 500 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.004%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  36  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Maxine Douglas
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   500 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    500 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 500 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.004%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  37  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 Helen Dubson
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   500 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    500 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 500 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.004%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  38  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 Todd Fliegel
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   1,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    1,000 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.008%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  39  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 Julie Keane
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  |X|
                                                            (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   500 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    500 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 500 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.004%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  40  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Sui Ng
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   500 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    500 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 500 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.004%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  41  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Roseann Rizza
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   1,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    1,000 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.008%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                                 13G Page  42  of  55  Pages
          ---------                                          ----    ----
------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Peter Secrist
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                             (b)  |_|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
       NUMBER OF            5     SOLE VOTING POWER
         SHARES                   3,000 shares*
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH                    3,000 shares*
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                3,000 shares*
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|
         SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.02%
12       TYPE OF REPORTING PERSON
         IN
-------- ---------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




         This Amendment 1 to Schedule 13G is being filed pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Item 1 (a).       Name of Issuer:

                  Network Peripherals, Inc. (the "Company")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2859 Bayview Drive
                  Fremont, California 94538

Item 2(a).        Names of Persons Filing:

                           This Amendment to Schedule 13G is being jointly
                  filed by Walter Scheuer, Marge Scheuer, Judith Scheuer, Susan Scheuer, Wayne S. Reisner, Hopewell Partners, a New York limited partnership ("Hopewell"), The Blue Ridge Foundation, Inc., a charitable foundation ("Blue Ridge"), The Four Oaks Foundation, Inc., a charitable foundation ("Four Oaks"), The Lone Rock Foundation, Inc., a charitable foundation ("Lone Rock"), Mark Nikiper, John Hinger, Elizabeth Newberry, Teri Daukshus, Lisa Casablanca, Jennie Quock, Michael Carey, Joseph Cotton, Tracey Bolden, Angela Dobler, Maxine Douglas, Helen Dubson, Todd Fliegel, Julie Keane, Sui Ng, Roseann Rizza, Peter Secrist and on behalf of certain trusts (the "Trusts"), as set forth on Exhibit A hereto (collectively referred to herein as the "Reporting Persons"), with respect to shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock"), which the Reporting Persons may be deemed to beneficially own pursuant to Section 13(d) of the Exchange Act.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           The principal business address of each of the
Reporting Persons is:

                  c/o Walter Scheuer
                  635 Madison Avenue
                  New York, New York 10022

Item 2(c).        Citizenship:

                  Each of the individual Reporting Persons is a citizen of the United States. Hopewell, Blue Ridge, Four Oaks, Lone Rock and all of the Trusts were organized in the United States.

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.001 per share


Item 2(e).        CUSIP Number:

                  64121R100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not applicable.

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.           Ownership.

                           As of June 7, 2001, the Reporting Persons, in the
                  aggregate, own 1,426,000 shares, or 11.10% of the Company Common Stock. Information concerning the number and percentage of shares of the Company Common Stock which may be deemed to be beneficially owned by each Reporting Person, and the number of such shares as to which each Reporting Person has sole or shared voting power and sole or shared dispositive power is set forth on pages 2 through 42 of this Schedule 13G. Shares reported as beneficially owned by Walter Scheuer and Mark Nikiper include 184,950 shares of the Company Common Stock owned as portfolio securities by Sterling Capital Corporation, a New York corporation ("Sterling"), which is a publicly-traded closed-end investment company. Messrs. Scheuer and Nikiper constitute the investment committee of Sterling and, accordingly, have the power to vote and dispose of such shares. Shares reported as beneficially owned by Mr. Scheuer also include 186,200 shares of the Company Common Stock with respect to which Mr. Scheuer shares investment power with certain third parties. Shares reported as beneficially owned by Mr. Scheuer and Wayne S. Reisner also include 14,100 shares of the Company Common Stock held in accounts managed by Manchester Capital Corporation ("Manchester"), a New York corporation which is a registered investment advisor, and of which Mr. Reisner serves as President. Messrs. Scheuer and Reisner own 100% of the shares of Manchester.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the security Being Reported on by the Parent Holding Company.

                  Not applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10. Certification.

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  June 11, 2001




                                               /s/ Walter Scheuer
                                               ------------------------------
                                               Walter Scheuer (1)(2)


                                               /s/ Wayne S. Reisner
                                               ------------------------------
                                               Wayne S. Reisner (3)


                                               /s/  Marge Scheuer
                                               -------------------------------
                                               Marge Scheuer (4)


                                               /s/  Judith Scheuer
                                               --------------------------------
                                               Judith Scheuer (5)


                                               /s/  Susan Scheuer
                                               --------------------------------
                                               Susan Scheuer (6)


                                               /s/  Walter Scheuer
                                               -------------------------------
                                               Hopewell Partners
                                               by Walter Scheuer,
                                               General Partner


                                               /s/  Mark Nikiper
                                               ------------------------------
                                               Mark Nikiper


                                               /s/   John Hinger
                                               ------------------------------
                                               John Hinger



                                               /s/   Elizabeth Newberry
                                               ------------------------------
                                               Elizabeth Newberry


                                               /s/   Teri Daukshus
                                               ------------------------------
                                               Teri Daukshus


                                               /s/   Lisa Casablanca
                                               ------------------------------
                                               Lisa Casablanca


                                               /s/   Jennie Quock
                                               ------------------------------
                                               Jennie Quock


                                               /s/    Michael Carey
                                               ------------------------------
                                               Michael Carey


                                               /s/    Joseph Cotton
                                               ------------------------------
                                               Joseph Cotton


                                               /s/   Tracey Bolden
                                               ------------------------------
                                               Tracey Bolden


                                               /s/   Angela Dobler
                                               ------------------------------
                                               Angela Dobler


                                               /s/   Maxine Douglas
                                               ------------------------------
                                               Maxine Douglas


                                               /s/   Helen Dubson
                                               ------------------------------
                                               Helen Dubson


                                               /s/  Todd Fliegel
                                               ------------------------------
                                               Todd Fliegel


                                               /s/   Julie Keane
                                               ------------------------------
                                               Julie Keane




                                               /s/   Sui Ng
                                               ------------------------------
                                               Sui Ng


                                               /s/   Roseann Rizza
                                               ------------------------------
                                               Roseann Rizza


                                               /s/    Peter Secrist
                                               ------------------------------
                                               Peter Secrist


--------------
(1)  Individually, and as Trustee for the following Trusts:
         Trust for the Benefit of David Scheuer dated 12-11-51
         Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
         Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84 Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88 Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90 Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92 The 1993 David Scheuer Charitable Remainder Trust
         The 1993 Susan Scheuer Charitable Remainder Trust
         The 1993 Judith Scheuer Charitable Remainder Trust
         Trust for the Benefit of Marcelle P. Halpern

(2)  As attorney-in-fact for:
         As President of The Blue Ridge Foundation, Inc.
         As President of The Four Oaks Foundation, Inc.

(3)  Individually, and as a Trustee for the following Trusts:
         The Walter Scheuer 1993 Charitable Remainder Trust

(4)  Individually, and as Trustee for the Scheuer Grandchildren Trust


(5)  Individually, and as Trustee for the following Trusts:
         Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95 The 1998 Rachel Mellicker 2503(c) Trust
         The 1998 Noah Lipnick 2503(c) Trust

(6)  Individually, and as President of the Lone Rock Foundation, Inc.





                                   EXHIBITS

Exhibit    Description                                                 Page No.
-------    -----------                                                 --------

A          Identification of Certain Trusts                              50

B          Statement With Respect to
           Joint Filing of Schedule 13G                                  52









                                  EXHIBIT A


                       IDENTIFICATION OF CERTAIN TRUSTS


Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
         Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of David Scheuer dated 12-11-51
         Walter Scheuer, Marge P. Scheuer, David Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84
         Walter Scheuer, Jeffrey Scheuer, Ruth Dundas and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88
         Walter Scheuer, Jeffrey Scheuer, Ruth Dundas and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90
         Walter Scheuer, Susan Scheuer, Jonathan Lipnick and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92
         Walter Scheuer, Susan Scheuer, Jonathan Lipnick and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022.

The 1993 Walter Scheuer Charitable Remainder Trust
         Marge Scheuer and Wayne S. Reisner, Trustees c/o Marge Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 David Scheuer Charitable Remainder Trust
         Walter Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 Susan Scheuer Charitable Remainder Trust
         Walter Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 Judith Scheuer Charitable Remainder Trust
         Walter Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Marcelle P. Halpern
         Walter Scheuer, Trustee, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95
         Joseph Mellicker and Judith Scheuer, Trustees c/o Judith Scheuer, 635 Madison Avenue, New York, New York 10022

Scheuer Grandchildren Trust
         Marge P. Scheuer, Trustee c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1998 Rachel Mellicker 2503(c) Trust
         Judith Scheuer and Joseph Mellicker, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1998 Noah Lipnick 2503(c) Trust
         Judith Scheuer and Joseph Mellicker, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022





                                                                    EXHIBIT B

             JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(f)(1)

         This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, with respect to their ownership of the common stock, par value $.001 per share, of Network Peripherals, Inc., and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 11th Day of June, 2001.

                                            /s/ Walter Scheuer
                                            ------------------------------
                                            Walter Scheuer (1)(2)


                                            /s/ Wayne S. Reisner
                                            -----------------------------
                                            Wayne S. Reisner (3)


                                            /s/  Marge Scheuer
                                            ------------------------------
                                            Marge Scheuer (4)


                                            /s/  Judith Scheuer
                                            ------------------------------
                                            Judith Scheuer (5)


                                            /s/  Susan Scheuer
                                            ------------------------------
                                            Susan Scheuer (6)


                                            /s/  Walter Scheuer
                                            ------------------------------
                                            Hopewell Partners
                                            by Walter Scheuer,
                                            General Partner




                                            /s/  Mark Nikiper
                                            ------------------------------
                                            Mark Nikiper


                                            /s/   John Hinger
                                            ------------------------------
                                            John Hinger


                                            /s/   Elizabeth Newberry
                                            ------------------------------
                                            Elizabeth Newberry


                                            /s/   Teri Daukshus
                                            ------------------------------
                                            Teri Daukshus


                                            /s/   Lisa Casablanca
                                            ------------------------------
                                            Lisa Casablanca


                                            /s/   Jennie Quock
                                            ------------------------------
                                            Jennie Quock


                                            /s/    Michael Carey
                                            ------------------------------
                                            Michael Carey


                                            /s/    Joseph Cotton
                                            ------------------------------
                                            Joseph Cotton


                                            /s/   Tracey Bolden
                                            ------------------------------
                                            Tracey Bolden


                                            /s/   Angela Dobler
                                            ------------------------------
                                            Angela Dobler


                                            /s/   Maxine Douglas
                                            ------------------------------
                                            Maxine Douglas


                                            /s/   Helen Dubson
                                            ------------------------------
                                            Helen Dubson




                                            /s/  Todd Fliegel
                                            ------------------------------
                                            Todd Fliegel


                                            /s/   Julie Keane
                                            ------------------------------
                                            Julie Keane


                                            /s/   Sui Ng
                                            ------------------------------
                                            Sui Ng


                                            /s/   Roseann Rizza
                                            ------------------------------
                                            Roseann Rizza


                                            /s/    Peter Secrist
                                            ------------------------------
                                            Peter Secrist




-------------
(1)  Individually, and as Trustee for the following Trusts:
         Trust for the Benefit of David Scheuer dated 12-11-51
         Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
         Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84 Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88 Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90 Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92 The 1993 David Scheuer Charitable Remainder Trust
         The 1993 Susan Scheuer Charitable Remainder Trust
         The 1993 Judith Scheuer Charitable Remainder Trust
         Trust for the Benefit of Marcelle P. Halpern

(2)  As attorney-in-fact for:
         As President of The Blue Ridge Foundation, Inc.
         As President of The Four Oaks Foundation, Inc.

(3)   Individually, and as a Trustee for the following Trusts:
         The Walter Scheuer 1993 Charitable Remainder Trust

(4)   Individually, and as Trustee for the Scheuer Grandchildren Trust

(5)   Individually, and as Trustee for the following Trusts:



         Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95 The 1998 Rachel Mellicker 2503(c) Trust
         The 1998 Noah Lipnick 2503(c) Trust

(6)   Individually, and as President of the Lone Rock Foundation, Inc.